ALLIANCE FINANCIAL CORPORATION

18th Floor, MONY Tower II
120 Madison Street
Syracuse, New York 13202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 1, 2004

To the Shareholders of Alliance Financial Corporation:

              NOTICE IS HEREBY GIVEN that the ANNUAL MEETING OF SHAREHOLDERS of ALLIANCE FINANCIAL CORPORATION, the parent company of Alliance Bank, N.A., will be held at The Marx Hotel, 701 East Genesee Street, Syracuse, New York, on May 11, 2004 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.	The election of four Directors to Class III of the Board of Directors to serve for a term of three years and until their successors are duly elected and qualified.

2.	The transaction of such other business as may properly come before the meeting, or any adjournment thereof.

Only those shareholders of record at the close of business on March 24, 2004 shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors JUDY A. SCHULTZ Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE
ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT
THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF
YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN
PERSON IF YOU WISH.

ALLIANCE FINANCIAL CORPORATION

18th Floor, MONY Tower II
120 Madison Street
Syracuse, New York 13202

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2004

              This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alliance Financial Corporation (the “Company”), the holding company for Alliance Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders to be held at The Marx Hotel, 701 East Genesee Street, Syracuse, New York, on May 11, 2004 at 4:00 p.m. This Proxy Statement and the accompanying Proxy are first being mailed to shareholders on or about April 1, 2004.

              If the enclosed Proxy is properly executed and returned, all shares represented thereby will be voted according to the instructions set forth thereon. If no such instructions are specified, the Proxy will be voted FOR the election of the nominees named below. As to any other business which may properly come before the meeting, the persons named on the Proxy are granted discretionary authority to vote according to their best judgment.

              Any proxy given by a shareholder may be revoked at any time before it is voted by: (i) the shareholder attending the meeting and voting the shares of stock in person; (ii) the execution and delivery of a later dated proxy; or (iii) the execution and delivery of a written notice of revocation to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202. If not revoked, the Proxy will be voted in accordance with its terms.

              The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers, Directors and regular employees of the Company may solicit proxies in person and by telephone and telegraph, and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. The Company will reimburse such brokers and other persons for their expenses incurred in sending proxy forms and other material to their principals.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

              At the close of business on March 24, 2004, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 3,565,213 shares of the Company’s common stock. Each share of common stock entitles the holder to one vote with respect to each item to come before the meeting. There will be no cumulative voting of shares for any matters voted upon at the meeting. No individual or group of individuals owns of record or is known to the Company to own beneficially more than 5% of the common stock of the Company.

ITEM 1: ELECTION OF DIRECTORS

              Pursuant to the Company’s Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. The members of each class are elected for staggered terms of three years and until their successors are elected and qualified. Information concerning nominees for election to the Board of Directors and the Directors continuing in office is set forth below. Robert M. Lovell, who currently serves as a Class III Director, is retiring from the Board as of the annual meeting after 16 years of distinguished service. As a result, Peter M. Dunn, who presently serves as a Class I Director, will stand with the other nominees listed below (each of whom is presently serving as a Class III Director) for election to Class III in order to maintain membership among the three classes as nearly equal as possible in accordance with the Certificate of Incorporation and Bylaws.

              The nominees receiving a plurality of the votes represented in person or by proxy at the meeting will be elected to the stated positions. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. If any nominee becomes unavailable for any reason before the meeting, the Proxy may be voted for such other person as may be determined by the Board of Directors. The shares represented by the enclosed Proxy will be voted FOR the election of the nominees named below unless otherwise specified.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS, DIRECTORS CONTINUING IN
OFFICE AND ADDITIONAL EXECUTIVE OFFICERS

Name and Age	Business Experience and Directorships	Director Since*	Shares Beneficially Owned as of 3/24/04(1)		% of Total Common Stock (12)

NOMINEES FOR ELECTION (CLASS III)

Mary Pat Adams	Licensed Sales Agent - Don Kingsley Real Estate;	2001	20,540	(2)	0.58
(44)	Director - Oneida Valley Securities Corporation.

Peter M. Dunn	Senior Partner - Dunn, Bruno & St. Leger, LLP;	1968	74,793		2.10
(67)	Director - Oneida Healthcare Foundation; Director -
	Oneida Valley Securities Corporation; Director -
	Oneida Healthcare Corporation.

Samuel J. Lanzafame	Management Consultant - S.J. Lanzafame LLC;	1988	16,217	(3)	0.45
(53)	Former Senior Associate - Ahern, Murphy &
	Associates; Former Chairman - Traces, Inc.; Former
	President - Central Locating Service, Ltd.; Former
	Director - Montana Mills Bread Co.

Jack H. Webb	Chairman and Chief Executive Officer of Company;	2000	82,651	(4)	2.27
(51)	President and Chief Executive Officer of Bank; Former
	Retail Executive - Chase Manhattan Bank; Director -
	Health Alliance of CNY.

OTHER DIRECTORS**

John H. Buck	President - Buck Environmental Laboratories, Inc.;	1994	6,621	(5)	0.19
(58)	President - Beardsley Brothers Sawmill, Division of
	Genegantslett, Inc.; Principal Engineer - Buck
	Engineering, LLC.

Donald H. Dew	Chairman, President and Chief Executive Officer -	1988	10,200		0.29
(52)	Diemolding Corporation; Director - Higbee Gaskets.

David P. Kershaw	Treasurer and Chief Financial Officer of Company;	2001	32,988	(6)	0.92
(55)	Executive Vice President and Chief Financial Officer
	of Bank.

2

Name and Age	Business Experience and Directorships	Director Since*	Shares Beneficially Owned as of 3/24/04(1)		% of Total Common Stock (12)

Charles E. Shafer	Managing Member - Green Lake Associates, LLC;	1998	23,094	(7)	0.65
(54)	Director - Applied Concepts, Inc.; Former Partner -
	Riehlman, Shafer & Shafer; Director - Marathon Boat
	Group, Inc.

Charles H. Spaulding	President and Director - George B. Bailey Agency,	1993	4,546	(8)	0.13
(55)	Inc.; Director - J.M. Murray Center, Inc.; Trustee -
	Cortland Memorial Hospital.

Donald S. Ames	President - Cortland Laundry, Inc.; Chairman -	1986	81,917		2.30
(61)	Cortland Line Company, Inc.

Margaret G. Ogden	President and CEO - Central New York Community	2001	1,092		0.03
(58)	Foundation, Inc.

Paul M. Solomon	Partner - P.J. Equities, LLP; Director - Northern	2001	7,050		0.20
(60)	Airlines; Former Director - Air Innovations; Former
	Partner - Exponential Business Development
	Company; Managing Member, bc Restaurant LLC.

David J. Taylor	Retired President and Director - Prosco Products, Inc.;	1993	4,950		0.14
(60)	Former Executive Vice President - CTM, Inc.

EXECUTIVE OFFICERS

James W. Getman	Executive Vice President and Senior Lending Officer	—	28,011	(9)	0.78
(56)	of Bank; Former Senior Lending Officer - Cayuga
	Bank; Former Vice President and Regional
	Commercial Manager - The Chase Manhattan Bank.

John W. Wilson, Jr.	President - Alliance Leasing, Inc.; Former President -	—	0		0.00
(57)	Wilson Computer Group, Inc.; Former President -
	Power & Gas Smart, Inc.

Connie M. Whitton	Senior Vice President, Retail Banking and Affluent	—	17,894	(10)	0.50
(52)	Market Executive of Bank; Former Director and Senior
	Manager - Carrier Corporation, a Division of United
	Technologies Corporation.

All Directors, Nominees and Executive Officers as a Group (21 in Group):			471,864	(11)	12.60

*	Year in which the Director was first elected or appointed to the Board of Directors of the Company, the Bank, or their respective predecessor entities.

**	Ms. Ogden and Messrs. Ames, Solomon and Taylor are members of Class I with terms expiring in 2005. Messrs. Buck, Dew, Kershaw, Shafer and Spaulding are members of Class II with terms expiring in 2006.

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company’s common stock if he or she has sole or shared voting or investment power with respect to such shares or has a right to acquire beneficial ownership at any time within 60 days from March 24, 2004. Also includes shares owned by family members residing in the same household as to which certain persons disclaim beneficial ownership. Except as otherwise indicated the named individual has sole voting and sole investment power with respect to all of the indicated shares. Share amounts are rounded to the nearest whole number.

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(2)	Includes 1,157 shares owned by Ms. Adams’s husband, Bradford, 2,845 shares owned by Ms. Adams’s children, and 4,000 shares held in trust for which Ms. Adams serves as co-trustee. Also includes 3,273 shares which Bradford Adams, a Bank employee, has the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 100 shares of restricted stock held by Bradford Adams.

(3)	Includes 13,800 shares owned by Mr. Lanzafame’s wife, Janet, and 1,065 shares owned by Mr. Lanzafame’s children, all as to which Mr. Lanzafame disclaims any beneficial ownership.

(4)	Includes 100 shares owned by Mr. Webb’s wife, Linda, and 200 shares owned by Mr. Webb’s daughter, Kristen, all as to which Mr. Webb disclaims any beneficial ownership. Also includes 75,000 shares which Mr. Webb has the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 6,000 shares of restricted stock.

(5)	Includes 750 shares owned by Buck Environmental Laboratories, Inc.

(6)	Includes 123 shares owned by Mr. Kershaw’s wife, Dea. Also, includes 25,395 shares which Mr. Kershaw has the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 4,000 shares of restricted stock. Also includes 150 shares of restricted stock held by Dea Kershaw, a Bank employee.

(7)	Includes 4,742 shares owned by Mr. Shafer’s wife, Judith, and 1,890 shares owned by Mr. Shafer’s children, all as to which Mr. Shafer disclaims any beneficial ownership.

(8)	Includes 3,703 shares owned by Mr. Spaulding’s wife, Elizabeth, as to which Mr. Spaulding disclaims any beneficial ownership.

(9)	Includes 190 shares owned by Mr. Getman’s wife, Valerie, as to which Mr. Getman disclaims any beneficial ownership. Also includes 23,491 shares which Mr. Getman has the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 4,000 shares of restricted stock.

(10)	Includes 13,364 shares which Ms. Whitton has the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 4,500 shares of restricted stock.

(11)	Includes 180,486 shares which the Directors, Nominees and Executive Officers, as a group, have the right to acquire within 60 days of March 24, 2004 pursuant to stock options granted by the Company, and 36,250 shares of restricted stock.

(12)	Based on 3,565,213 shares outstanding on March 24, 2004.

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ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

              The Company’s Board of Directors is comprised of a majority of independent directors. Specifically, the Board has determined that Directors Donald S. Ames, John H. Buck, Donald H. Dew, Samuel J. Lanzafame, Robert M. Lovell, Margaret G. Ogden, Paul M. Solomon, Charles H. Spaulding and David J. Taylor are each “independent” as defined by the Nasdaq Listing Standards.

              During 2003 there were 12 regularly scheduled meetings and three special meetings of the Company’s Board of Directors. All of the incumbent Directors of the Company attended at least 75% of the aggregate of all of the 2003 meetings of the Board of Directors and any committees of which the Director was a member. The Company encourages all Directors to attend each annual meeting of shareholders. All of the then 14 incumbent Directors, with the exception of Director Robert M. Lovell, attended the Company’s last annual meeting of shareholders held on May 13, 2003.

              The Company has a Nominating Committee appointed by the full Board of Directors which makes recommendations to the Board for nominees to serve as Directors, and which also recommends proposed Company and Bank committee membership for appointment by the Board. The Nominating Committee met three times in 2003, and its current members are Directors Spaulding (Chair), Buck and Dew, each of whom the Board has determined is “independent” as defined by the Nasdaq Listing Standards. The Company’s full Board of Directors nominates individuals for election to the Board. The Board will consider written recommendations from shareholders for nominees that are sent to the Secretary of the Company at the Company’s address. Section 202 of the Company’s Bylaws provides that nominations for Directors to be elected at an annual meeting of the Company’s shareholders, except those made by the Board, must be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days immediately preceding the date of the meeting. The notice must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation and employment of each proposed nominee; (iii) the total number of shares of capital stock of the Company owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of capital stock of the Company owned by the notifying shareholder; and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors, or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nominations not made in accordance with this procedure may be disregarded by the presiding officer at the annual meeting, in his or her discretion.

              In considering candidates for the Board, the Nominating Committee and the Board consider the entirety of each nominee’s credentials and do not have any specific minimum qualifications that must be met by a nominee. Factors considered include, but are not necessarily limited to, each nominee’s personal and professional integrity, business judgment, relevant experience, and projected effectiveness as a Director in conjunction with the full Board in collectively serving the long-term interests of the shareholders. In addition, prior to nominating an existing Director for re-election to the Board, the Committee and the Board consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the Director brings to the Board.

              The Nominating Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.alliancebankna.com.

              The Company has an Audit Committee, whose membership and functions are described more fully on page 12. The Audit Committee met nine times in 2003.

              The Company has a Compensation Committee, whose membership and functions are described more fully on page 8. The Compensation Committee met 11 times in 2003.

Communication with Directors

              Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If a shareholder desires to communicate with a specific Director, the correspondence should be addressed to that Director. The receipt of any such correspondence addressed to the Board of Directors and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific Director will be delivered to the Director promptly after receipt by the Company. The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

              Correspondence should be addressed to:

Alliance Financial Corporation Board of Directors Attention: [Board of Directors or Specific Director] 18th Floor, MONY Tower II 120 Madison Street Syracuse, New York 13202

Board of Directors Fees

              Directors who are salaried employees of the Company are not compensated for their service on the Board. Each other Director receives an annual retainer fee of $5,000 for service on the Board, $400 for each Board meeting attended, and $300 for each committee meeting attended.

Deferred Compensation Agreement

              The Company has a Deferred Compensation Plan which provides Company and Bank Directors with the option to defer receipt of all or a portion of their Director’s fees. Amounts deferred under the Plan are credited to a reserve account and deemed to be invested in shares of the Company’s common stock based on the book value of the stock (as defined in the plan) for the year ending preceding the date of deferral. The reserve account is also credited quarterly with additional amounts equivalent to the number of whole shares and fractions thereof which could be purchased at book value as described above with dividends declared and paid on the stock. Upon a Director no longer being a member of either the Company or Bank Board, all amounts deferred by the Director, plus any earnings thereon, shall be paid at the Director’s election over a period of up to ten years or in a lump sum. Upon the date selected by a participating Director to commence receiving deferred payments, the reserve account value is to be determined based on the increase or decrease in the book value of the stock as of the preceding year end, provided that in no event will the Director’s payments be less than the amounts actually deferred by the Director. During 2003, 16 current and former Directors participated in the Deferred Compensation Plan. Directors deferred a total of $108,010 in Director’s fees during 2003.

EXECUTIVE COMPENSATION

              The following table sets forth information concerning compensation paid by the Company to persons who served as Chief Executive Officer (or in an equivalent capacity) during 2003 and to the other most highly compensated executive officers whose salary and bonus from the Company exceeded $100,000 during 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Long-Term Compensation Awards		All Other Compensation ($)(3)

				Restricted Stock Awards ($)(2)	Stock Options(#)

Jack H. Webb	2003	300,000	51,500	110,005	0	65,791
Chairman and Chief	2002	257,500	40,000	0	15,000	46,319
Executive Officer	2001	181,730	0	0	0	26,830

David P. Kershaw	2003	147,500	28,000	55,160	0	30,952
Treasurer and	2002	140,000	22,700	0	5,700	27,179
Chief Financial Officer	2001	113,500	0	0	0	28,730

James W. Getman	2003	132,000	24,400	55,160	0	11,303
Executive Vice	2002	122,000	21,700	0	5,400	8,560
President and Senior Loan	2001	108,500	0	0	0	4,122
Officer of the Bank

John W. Wilson	2003	139,050	5,000	0	0	5,762
President,	2002	135,000	0	0	0	0
Alliance Leasing, Inc.

Connie M. Whitton	2003	106,000	21,200	68,950	0	9,189
Senior Vice President, Retail	2002	96,000	14,500	0	4,500	7,197
Banking and Affluent Market	2001	72,500	0	0	0	0
Executive of the Bank

              (1) As described on page 11, amounts noted in this column were paid under the Company’s Short Term Executive Incentive Compensation Plan.

              (2) Indicates dollar value of restricted stock awards based upon the market value of the Company’s common stock on the date of grant. As of December 31, 2003, Mr. Webb held 3,500 shares of restricted stock with a then current market value of $111,755, Mr. Kershaw held 2,000 shares of restricted stock with a then current market value of $63,860, Mr. Getman held 2,000 shares of restricted stock with a then current market value of $63,860, and Ms. Whitton held 2,500 shares of restricted stock with a then current market value of $79,825. The named executive officers are entitled to receive any dividends payable (in cash or otherwise) on their restricted stock holdings.

              (3) Includes the following amounts for Mr. Webb for 2003: $14,000 for the 2003 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan; and $51,791 for the 2003 contribution to the Excess Benefit Plan described on page 11. Includes the following amounts for Mr. Kershaw for 2003: $19,089 for the 2003 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan; and $11,854 for the 2003 contribution to the Excess Benefit Plan described on page 11. Includes the following amount for Mr. Getman for 2003: $11,303 for the 2003 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan. Includes the following amount for Mr. Wilson for 2003: $5,762 for the 2003 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan. Includes the following amount for Ms. Whitton for 2003: $9,189 for the 2003 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

              The following table provides information for the named executive officers, with respect to stock options exercised in fiscal year 2003 and the number of stock options held at the end of fiscal year 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at 12/31/03 (#)		Value of Unexercised In-the- Money Options at 12/31/03 ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Jack H. Webb	0	0	75,000	0	947,250	0
David P. Kershaw	0	0	25,395	3,232	239,463	23,204
James W. Getman	0	0	23,491	3,030	218,414	21,757
John W. Wilson	0	0	0	0	0	0
Connie M. Whitton	0	0	13,364	2,121	119,077	15,231

(1)	Based on the closing price of the Company’s common stock on December 31, 2003 of $31.93 per share.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

              The Compensation Committee of the Company meets to conduct a comprehensive performance review of all officers and to recommend the annual base remuneration for the officers to the Board of Directors. The Committee considers each officer’s performance as measured against that individual’s job description. The Board has determined that each of the Compensation Committee’s members is “independent” as defined by the Nasdaq Listing Standards.

              In recommending the base annual salary for the Chairman, President and Chief Executive Officer, the Committee considers overall asset quality, earnings, capital adequacy, peer group and industry comparisons, general economic trends and total return to the Company’s shareholders. The Committee believes that Mr. Webb served the Company and the Bank well in each of the above measurable categories over the course of the past year, and that the Bank’s success is due, in large part, to his efforts. Mr. Webb does not participate in the determination of his annual compensation.

              In 2003, the Compensation Committee also considered and approved contributions to the excess benefit plans for Messrs. Webb and Kershaw as set forth in the Summary Compensation Table on page 7.

              The Committee also meets to consider awards under the Short Term Executive Incentive Compensation Plan and the Long Term Incentive Compensation Plan. Descriptions of these plans are found on page 11.

              The Compensation Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.alliancebankna.com.

Donald H. Dew (Chair)
Donald S. Ames
Samuel J. Lanzafame
Robert M. Lovell

Stock Performance Graph

The following graph compares cumulative total returns (assuming reinvestment of dividends) for the five-year period ended December 31, 2003 on the Company’s common stock against: (i) the Standard & Poor’s Composite 500 Stock Index (S&P 500), (ii) the Russell 3000 Index, and (iii) a self-determined peer group consisting of all New York State headquartered bank holding companies with total assets less than $5 billion that are subject to the periodic reporting requirements of the Exchange Act. Due to anticipated increases in fees associated with obtaining return data regarding the S&P 500, the Company may begin using the Russell 3000 Index and cease using the S&P 500 in the performance graph beginning in 2005. If the Company is able to obtain the S&P 500 data at a reasonable fee, it may instead elect to continue using the S&P 500, either in addition to or in lieu of the Russell 3000 Index.

Alliance Financial Corporation

	Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Alliance Financial Corporation	100.00	101.16	80.04	111.20	130.06	157.41
S&P 500	100.00	121.11	110.34	97.32	75.75	97.40
Russell 3000	100.00	120.90	111.88	99.06	77.72	106.31
Alliance Financial Peer Group	100.00	81.97	85.75	116.33	139.81	182.28

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Employment Agreements and Change of Control Arrangements

              The Company has an employment agreement with Jack H. Webb, providing for Mr. Webb to serve as President and Chief Executive Officer of the Company and the Bank for a term through July 31, 2006. The agreement requires Mr. Webb to devote his full business time and attention to the performance of his duties for an annual base salary of not less than $300,000, subject to review and potential increase by the Board of Directors on an annual basis. Mr. Webb is also eligible to participate in any and all incentive compensation, bonus, stock option or similar plans maintained by the Company, as well as any Company-maintained employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs.

              Mr. Webb’s employment agreement may be terminated by the Company with or without cause, and upon Mr. Webb’s death or disability. If the Company terminates Mr. Webb’s employment for reasons other than cause, death or disability, it must give him 60 days’ prior written notice and must pay him an amount equal to the unpaid compensation and benefits that he would have received if he had remained employed until expiration of the agreement.

              If (a) Mr. Webb’s employment is terminated by the Company for any reason other than cause, death or disability, or (b) Mr. Webb voluntarily resigns based upon a change in his authority, compensation, or the geographic location of his assignment, in either case in anticipation of or within 24 months following a change of control that occurs during the term of the agreement, the Company shall (i) within 60 days of termination, pay him 2.99 times his average annual compensation during the five full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

              The Bank has an employment agreement with John W. Wilson, providing for Mr. Wilson to serve as President of Alliance Leasing, Inc. for a term through December 31, 2004. The agreement requires Mr. Wilson to devote his full business time and attention to the performance of his duties for an annual base salary of not less than $139,000. Mr. Wilson is also eligible to participate in certain of the Bank’s generally-applicable fringe benefit plans and programs. Mr. Wilson’s employment agreement may be terminated by the Bank with or without cause. If (a) Mr. Wilson’s employment is terminated by the Bank, or (b) his title, position or responsibilities are materially diminished, or (c) he is assigned duties inconsistent with his title or geographically relocated more than 50 miles from Syracuse, New York, in each case subsequent to a change of control that occurs during the term of the agreement, Mr. Wilson may require the Bank to pay him a lump sum equal to his annual salary.

              Effective February 16, 1999, the Company entered into change of control agreements with David P. Kershaw and James W. Getman. Each agreement provides that if the executive’s employment is terminated by the Company for any reason other than cause within 24 months following a change of control that occurs during the term of the agreement, the Company shall (i) within 60 days of termination, pay him 2.0 times his average annual compensation during the three full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

Pension Benefits

              The Bank maintains an Amended and Restated 401K Deferred Profit Sharing Plan, in which an employee is eligible to participate upon attaining age 18 and completion of 12 months consecutive service during which the employee worked 1,000 or more hours of service. The Bank’s contribution to the Plan consists of (i) matching contributions with respect to salary deferred by participating employees, (ii) a mandatory contribution of 1% of each participating employee’s salary per year, and (iii) a discretionary contribution determined in part according to a formula based on years of service with the Bank. The Bank’s contributions to the Plan and predecessor plans in 2003 for Messrs. Webb, Kershaw, Getman and Wilson and Ms. Whitton are set forth in Note (3) to the Summary Compensation Table on page 7.

Excess Benefit Plans

              The Company has a supplemental retirement agreement with Mr. Webb, pursuant to which the Company must provide him with an annual supplemental retirement benefit in the amount of 70% of the annualized salary paid to him during the 36 months prior to cessation of employment. The supplemental retirement benefit is reduced by the benefit attributable to employer contributions under the Company’s Amended and Restated 401K Deferred Profit Sharing Plan and earnings thereon, Mr. Webb’s Social Security benefit, and the benefits payable from any pension, profit sharing or similar plans in which Mr. Webb participated prior to joining the Company. Subject to acceleration and adjustment in certain events, the supplemental retirement benefit is payable at age 65 in the form of a straight life annuity payable in monthly installments for life. The 2003 expense associated with Mr. Webb’s supplemental retirement benefits is set forth in Note (3) to the Summary Compensation Table on page 7.

              Mr. Kershaw is covered by two separate arrangements with the Bank that will provide supplemental retirement income to Mr. Kershaw. Under the first arrangement, entered into in 1986, Mr. Kershaw is entitled to receive annual payments of $10,000 for ten years following his retirement upon or after attaining age 65. The second arrangement became effective as of October 1, 1989, following amendments made to Oneida Valley National Bank’s then-existing pension plan and 401K plan (which have since been terminated and replaced with the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan). The effect of the 1989 arrangement was to provide Mr. Kershaw with benefits that he would otherwise have received under the Oneida Valley National Bank pension and 401K plans but for these amendments. The 2003 expense associated with Mr. Kershaw’s supplemental retirement benefits is set forth in Note (3) to the Summary Compensation Table on page 7.

Executive Incentive Compensation Plans

              The Bank maintains a Short Term Incentive Compensation Plan designed to include the Bank’s Chief Executive Officer(s), Senior Management, and those other employees who, in the opinion of the Board, contribute significantly to the profitability of the Bank. Its purpose is to motivate, reward, and retain management and to focus perspective on short term goals and results. Under the terms of the Plan, at the beginning of each year the Bank’s Board of Directors establishes a target performance goal for the year. Annual awards for distribution to Plan participants may not exceed a certain percentage of the participant’s base salary which is established in the plan and is based on the participant’s management position. Amounts paid under the Plan to Messrs. Webb, Kershaw, Getman and Wilson and Ms. Whitton in 2003 are set forth in the Summary Compensation Table on page 7.

              The Company also maintains a shareholder-approved Long Term Incentive Compensation Plan which provides for the award of incentive stock options, non-statutory stock options and restricted stock to officers, Directors and key employees. The purpose of the Plan is to enable the Company to attract, retain and reward qualified personnel through long term performance incentives, and to more closely align the interests of such persons with those of the Company’s shareholders. Awards to Messrs. Webb, Kershaw, Getman and Wilson and Ms. Whitton under the Plan in 2003 are set forth in the Summary Compensation Table on page 7.

AUDIT COMMITTEE REPORT

              In accordance with its written charter adopted by the Board of Directors, as amended, a copy of which is attached as Appendix A, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee supervises the internal audit activities of the Bank and supervises and directs the auditors of the Company and the Bank in order to ensure that the Company’s and Bank’s activities are being conducted in accordance with law and banking rules and regulations established by the Comptroller of the Currency and other regulatory and supervisory authorities, and in conformance with established policy.

              The Audit Committee is comprised of four directors, each of whom the Board has determined to be “independent” as defined by the Sarbanes-Oxley Act and the Nasdaq Listing Standards. The Board has determined that none of the members of the Audit Committee meet the definition of “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee receives directly or has access to extensive information from reviews and examinations by the Company’s internal auditor, independent auditor and the various banking regulatory agencies having jurisdiction over the Company and its subsidiaries. The Company has not retained an audit committee financial expert to serve on its Board and the Audit Committee because the Board believes that the present members of the Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

              In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

              The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

              The Audit Committee also reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003.

              Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Samuel J. Lanzafame (Chair)
Robert M. Lovell
Margaret G. Ogden
Paul M. Solomon

AUDIT FEES

              The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2003 and 2002.

	2003	2002

Audit Fees	$90,400	$115,000
Audit Related Fees(1)	10,230	7,500
Tax Fees(2)	31,883	21,600
All Other Fees(3)	0	4,250

(1)	Includes audits of the Company’s 401K Deferred Profit Sharing Plan.

(2)	Includes preparation of Company and subsidiary tax returns, tax advice and tax planning.

(3)	Includes consulting services in connection with executive benefit plans.

              Effective May 12, 2003, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent auditors. In accordance with its pre-approval policy, the Audit Committee pre-approved 100% of the audit fees, 88% of the audit-related fees and 78% of the tax fees for fiscal 2003. In total, the Audit Committee pre-approved 94% of the total fees for fiscal 2003. None of the fiscal 2002 fees were pre-approved because the pre-approval policy did not exist during fiscal 2002.

TRANSACTIONS WITH MANAGEMENT

              The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with many Directors, officers and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank do not involve more than a normal risk of collectability or present other unfavorable features.

              The law firm of Riehlman & Shafer, PLLC, of which Director Charles E. Shafer’s brother is sole owner, provided legal services to the Bank in 2003. For services rendered during 2003 and for related out-of-pocket disbursements, Riehlman & Shafer, PLLC received $373,489.

              The law firm of Dunn, Bruno & St. Leger, LLP, of which Director Peter M. Dunn is Senior Partner, provided legal services to the Bank in 2003. For services rendered during 2003 and for related out-of-pocket disbursements, Dunn, Bruno & St. Leger, LLP received $356,250.

              Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving all related-party transactions involving the Company or the Bank. Consistent with this responsibility, the Committee has reviewed and approved the foregoing relationships as being consistent with the best interests of the Company and the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2003, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2003 except as follows: Director Solomon filed one late Form 4 Report with respect to one transaction. The Report was erroneously submitted on Mr. Solomon’s behalf on a timely basis but in paper form; the subsequent electronic filing was received by the SEC after the filing deadline. In addition, Director Lanzafame filed one late Form 4 Report with respect to one transaction.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

              The Board appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2003. This appointment was based upon the recommendation of the Audit Committee. An independent auditor has not yet been selected for the Company’s current fiscal year.

              A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, and will have an opportunity to make a statement and to respond to appropriate questions.

ANNUAL REPORT

              The Annual Report on Form 10-K of the Company, including financial statements for the year 2003, is being sent to shareholders with this Proxy Statement. Copies of the Annual Report will be furnished to any shareholder upon written request to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202.

SUBMISSION OF PROPOSALS BY SHAREHOLDERS

              If shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Shareholder proposals for the Company’s 2005 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 3, 2004. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

OTHER MATTERS

              The Board of Directors is not aware of any matters other than those indicated above that will be presented for action at the meeting. The enclosed Proxy gives discretionary authority, however, in the event any other matter may properly come before the meeting.

By Order of the Board of Directors Judy A. Schultz Secretary

Dated: April 1, 2004 15

APPENDIX A

ALLIANCE FINANCIAL CORPORATION AUDIT COMMITTEE CHARTER

Audit Committee

Composition.

Annually, the Board of Directors shall designate an Audit Committee consisting of three or more independent directors, each of whom shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation and shall otherwise satisfy the applicable membership requirements under the rules of the NASDAQ, as such requirements are interpreted by the Board of Directors in its business judgment. No Audit Committee member shall receive any payment from the Corporation or any of its subsidiaries other than in his or her capacity as a member of the Board of Directors, the Audit Committee or any other Board committee. All Audit Committee members must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, at the time of their appointment.

Purpose.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form l0-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from who it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

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The purposes of the Audit Committee are to:

1.	Oversee the Corporation’s accounting and financial reporting principles and policies and internal accounting controls and procedures;

2.	Oversee the Corporation’s financial statements and the independent audit thereof;

3.	Select, oversee and, where deemed appropriate, replace the outside auditors; and

4.	Evaluate the independence of the outside auditors.

The Committee shall have direct access to the outside auditors, as well as to the Corporation’s internal auditor and all officers and employees of the Corporation. The Audit Committee has the authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

Responsibilities.

The Audit Committee shall be directly responsible for the following:

1.	Appointing (or replacing), determining funding for and overseeing the accounting firm to be the outside auditors of the Corporation and its subsidiaries.

2.	Approving, in advance, all audit services and permissible non-audit services to be performed by the outside auditors.

3.	Meeting with and conducting reviews with the outside auditors, the internal auditor, and the appropriate corporate officers.

4.	Considering the impact on the Corporation’s financial statements of any changes in accounting procedures and policies, and the adequacy of internal controls.

5.	Meeting with the outside auditors, the appropriate corporate officers and the Corporation’s internal auditor during each year to (a) review the outside auditors’ proposal on the scope of their audit and related fees and services and the scope of the respective audits of the internal auditor; (b) review the results of such audits; (c) review the form of opinion the outside auditors proposes to render to the Corporation; (d) review interim and annual financial reports and disclosures prior to release; (e) obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and (f) discuss with the Corporation’s General Counsel any significant legal matters that may have a material effect on the financial statements, the Corporation’s compliance policies, including material notices to or inquiries received from governmental agencies.

6.	Instructing the outside auditors that the outside auditors are accountable to the Audit Committee.

7.	Ensuring that the outside auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the outside auditors and the Corporation, and actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

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8.	Considering the results of the outside auditors’ last peer review, litigation status, and disciplinary actions, if any.

9.	Advising the internal auditor that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s response to those reports.

10.	Being consulted, and its consent obtained, prior to the selection or termination of any internal auditor or ethics officer.

11.	Reviewing management’s assessment of financial risks.

12.	Reviewing and approving all related-party transactions.

13.	Authorizing special investigations and studies, which arise out of the Committee’s areas of responsibility.

14.	When necessary, engaging and determining funding for independent legal counsel and other advisors to the Committee.

15.	Reporting on the Committee’s activities on a regular basis to the Board of Directors.

16.	Conducting a self-assessment at least every three years.

17.	Informing management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices.

18.	Considering any reports or communications (and management’s and/or the internal audit department’s responses to those reports or communications) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

19.	Preparing any report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

20.	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal auditing controls or auditing matters and ensuring that such complaints are treated confidentially and anonymously.

21.	Reviewing any disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

22.	Performing any other functions deemed appropriate by the Board of Directors.

23.	Reviewing this Charter at least annually and recommend any changes to the Board of Directors.

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Meetings

The Audit Committee shall meet at least four times annually to discuss with management the annual audited financial statements and quarterly financial results. The Audit Committee should meet in separate executive sessions at least annually with each of management, the director of the internal auditing department, the outside auditors and the Company’s general counsel to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

****************************************************************************** Approved by the Board of Directors, and adopted by the Audit Committee, on April 29, 2003. A-4